Exhibit 10.03

RELOCATION REIMBURSEMENT AGREEMENT & POLICY ACKNOWLEDGMENT FORM

I have been provided a copy of MSC’s Relocation Policy.  Relocation assistance is provided by Relocation Solutions, a service vendor doing business with MSC.  I understand that I must work with this vendor to be eligible for relocation benefits.

I understand that I have up to one year from my date of transfer or hire (defined as the first day in my new position) to use this relocation benefit, after which it will expire.  Unused benefits will be forfeited.

I understand that if I elect to voluntarily transfer from the position for which I was relocated or leave MSC before two full years from my date of transfer or date of hire for this position, I will reimburse MSC as follows for relocation expenses incurred on my behalf, subject to state and federal law:

•	100% reimbursement to MSC if I leave voluntarily or are terminated for cause within the first year of transfer or from my date of hire

•	50% reimbursement to MSC if I leave voluntarily or are terminated for cause within the second year of transfer or from my date of hire

Furthermore, I understand that all travel and expense reimbursement requests pertaining to relocation must be accompanied by receipts and submitted for authorization in accordance with the MSC Travel and Entertainment Expense Reimbursement and MSC Travel policies.  Expenses must be submitted within one month from the time the expense is incurred.

Nothing in this Agreement is to be construed as an express or implied contract of employment.

By signing this document, I acknowledge that I have read, understand, and will comply with the Relocation Policy, and I accept the terms of this Reimbursement Agreement.

Jeffrey Kaczka
Associate - Print Name

/s/ Jeffrey Kaczka	03/29/2011
Associate - Signature	Date

Return an original, signed document to the Senior Recruitment Manager at:
75 Maxess Road, Melville, NY  11747